ETFis Series Trust I 485BPOS

Exhibit 99(g)(4)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated December 1, 2024 is by and between ETFis Series Trust I (the “Trust”) and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.	The Trust and BNY are parties to a Custody Agreement dated December 6, 2013 (as amended, the “Agreement”) relating to BNY’s provision of custody services to the Trust.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties agree that:

1.	Section I(a) of Article IX of the Agreement is deleted in its entirety and replaced with the following:

I.            (a) This Agreement shall continue through and expire on December 1, 2027 (the “Initial Term”).

2.	Miscellaneous.

(a) As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b) The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c) The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(d) This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ETFIS SERIES TRUST I

On behalf of its Series identified on Schedule II of the Agreement

By:	/s/ Brinton Frith
Name:	Brinton Frith
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Robert M Stein Jr
Name:	Robert M Stein Jr
Title:	Vice President